Exhibit 99.1

bebe stores, inc. Announces Workforce Reorganization

Board Authorizes $5 Million Share Repurchase Program
Company Maintains First Quarter 2016 Guidance

BRISBANE, CA. - October 1, 2015 - bebe stores, inc. (NASDAQ:BEBE) today announced that, as a result of the Company’s focus on more streamlined lifestyle assortments and increased efficiencies across business functions, it has implemented a workforce reorganization. This reorganization will include the reduction of over 50 positions primarily in the design, merchandising, and production areas. The Company expects pre-tax costs associated with this initiative to be approximately $1.5 million, and anticipates annual cost savings of approximately $4.8 million. In addition, Manny Mashouf, Chairman of the Board of bebe, will be re-engaged with the Company, working closely with the design and merchandise teams to help guide this initiative.
bebe also announced today that the Company's Board of Directors has authorized a $5 million share repurchase program. Share repurchases may be made in open market or privately negotiated transactions, subject to market conditions, applicable legal requirements and trading restrictions under the Company's insider trading policy. The program may be suspended or discontinued at any time.
Jim Wiggett, Chief Executive Officer, said, “Following a detailed review of our business, the Company made the strategic decision to narrow the merchandise focus and increase emphasis on lifestyle assortments that most closely align with our customers’ needs. We believe this will position us to maintain a more consistent and better edited offering of fashion that is true to the bebe brand. While the decision to reduce our workforce did not come easily, it was believed to be in the best long term interest of the Company. We appreciate the dedication of the affected employees and thank them for their efforts.”

Mr. Mashouf commented, “I am excited to be working closely with a very talented group of designers and merchants. I look forward to collaborating with the teams to create great, innovative, branded product that speaks to the needs of the bebe woman. In addition, the Board has authorized the share repurchase program, underscoring its confidence in bebe’s ability to achieve our growth objectives.”

The Company also announced that, based on current business trends, it is maintaining its guidance for the first quarter of fiscal 2016. As such, the Company expects comparable store sales to be in the negative mid-single digit range. Gross margin is expected to be lower than the prior year. The net loss per share is expected to be in the high teens. Finished goods inventory per square foot as of the end of the first quarter of fiscal 2016 is anticipated to increase in the mid-teens compared to the first quarter of fiscal 2015.

Mr. Wiggett concluded, “We have seen encouraging trends in the business quarter-to-date. Comparable store sales in September turned positive, and we have largely moved through our underperforming bohemian product. Therefore, we are maintaining our guidance for the first quarter. As we prepare for second half of fiscal 2016, we will continue to evaluate our cost structure and capital expenditure requirements.”

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe and BEBE SPORT brand names. bebe currently operates 163 bebe retail stores, the on-line store, www.bebe.com, and 37 bebe outlet stores. These stores are located in the United States, Puerto Rico and Canada. bebe also distributes and sells bebe branded product in approximately 100 doors through its licensees in 20 plus countries.

Contact:

bebe stores, inc.
Liyuan Woo, Chief Financial Officer
415-715-3900